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                                                                    EXHIBIT 11.1

                          PRO FORMA EARNINGS PER SHARE

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
                                                                   SIX MONTHS
                                                   YEAR ENDED         ENDED
                                                DECEMBER 31, 1995 JUNE 30, 1996
                                                ----------------- -------------
                                                                   (UNAUDITED)
Pro forma weighted average shares outstanding..      1,713,000       1,713,000
Incremental effect of issuance of Convertible
 Preferred Stock within one year prior to an
 initial public offering at a price below the
 offering price
 (i.e. cheap stock)............................        750,000         750,000
Incremental effect of issuance of warrants and
 options within one year prior to an initial
 public offering with an exercise price below
 the offering price (i.e. cheap stock) based on
 the treasury stock method using the offering
 price.........................................      1,397,792       1,397,792
                                                   -----------     -----------
                                                     3,860,792       3,860,792
                                                   ===========     ===========
Pro forma net income (loss) attributable to
 common stock .................................    $(2,000,000)    $(1,706,998)
                                                   ===========     ===========
Pro forma net income (loss) per share..........    $     (0.52)    $     (0.44)
                                                   ===========     ===========
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